As filed with the U.S. Securities and Exchange Commission on November 30, 2015

Registration No. 333-206832

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON

FORM S-8

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIDELITY NATIONAL INFORMATION SERVICES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Georgia	37-1490331
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

601 Riverside Avenue Jacksonville, Florida	32204
(Address of Principal Executive Offices)	(Zip Code)

SUNGARD 2005 MANAGEMENT INCENTIVE PLAN

(Full Title of the Plan)

Michael P. Oates

Corporate Executive Vice President, General Counsel and Corporate Secretary

601 Riverside Avenue

Jacksonville, Florida 32204

(Name and Address of Agent for Service)

(904) 438-6000

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a small reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share of Common Stock	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	2,395,558(2)	(3)	(3)	(3)

(1)	Upon a stock split, stock dividend, or similar transaction in the future during the effectiveness of this Registration Statement and involving our Common Stock, the number of shares registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Represents shares of our Common Stock issuable in the future under restricted stock unit awards outstanding pursuant to the SunGard 2005 Management Incentive Plan, as amended (the “Plan”), which awards were assumed by us in connection with the acquisition of SunGard, a Delaware corporation (“SunGard”) and SunGard Capital Corp. II, a Delaware corporation (“SCCII”), which was consummated on November 30, 2015.
(3)	This Post-Effective Amendment No. 1 on Form S-8 covers securities that were originally registered on the Registrant’s Registration Statement on Form S-4 (File No. 333-206832), as amended by Pre-Effective Amendments Nos. 1 and 2, respectively filed on October 9, 2015 and October 20, 2015 (the “Form S-4”). All filing fees payable in connection with the issuance of these securities were previously paid in connection with the filing of the Registration Statement on Form S-4, to which this Post-Effective Amendment No. 1 relates.

EXPLANATORY NOTE

Fidelity National Information Services, Inc., a Georgia corporation (the “Registrant”), hereby amends its Registration Statement on Form S-4 by filing this Post-Effective Amendment No. 1 on Form S-8 relating to up to 2,395,558 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), that are reserved for issuance by the Registrant upon settlement of outstanding awards issued under the Plan to individuals employed by SunGard at the effective time of the Mergers, as defined below. All such shares of Common Stock were originally registered on the Form S-4.

On November 30, 2015, Seahawk Merger Sub 1, Inc., a Delaware corporation and wholly owned subsidiary of the Registrant, merged with and into SunGard (“Merger 1”), and SunGard merged with and into Seahawk Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of the Registrant (“Follow-On Merger 1”). Immediately following the effective time of the Follow-On Merger 1, Seahawk Merger Sub 3, Inc., a Delaware corporation and wholly owned subsidiary of the Registrant merged with and into SCCII, following which SCCII merged with and into Seahawk Merger Sub, LLC (“Merger 2,” collectively with Merger 1 and Follow-On Merger 1, the “Mergers”). Pursuant to the terms of the Mergers, at the effective time of the Mergers, certain outstanding awards issued under the Plan were assumed by the Registrant and converted into awards with respect to the Registrant’s Common Stock, based on a formula described in the Form S-4.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in the instructions to Part I of Form S-8 will be sent or given to employees participating in the Plan, as required by Rule 428(b)(1) promulgated under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section  10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by the Registrant with the SEC are incorporated into this Registration Statement by reference:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 27, 2015 except for the following sections, which were updated by the Current Report on Form 8-K dated May 8, 2015: Part I, Item 1. “Business”; Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and Part II, Item 8. “Financial Statements and Supplementary Data”;

(2)	The information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K from the Registrant’s definitive proxy statement on Schedule 14A, filed with the SEC on April 17, 2015;

(3)	All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the registrant document referred to in (1) above; and

(4)	The description of the Registrant’s Common Stock, par value $0.01 per share, contained in the Registrant’s Registration Statement on Form 10 (File No. 1-16427), as amended, filed with the SEC on April 3, 2001 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, on or after the date of this Registration Statement prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents with the SEC.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any subsequently filed document which also is incorporated by reference herein or any document which constitutes part of the prospectus relating to the Plan meeting the requirements of Section 10(a) of the Securities Act) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

The Registrant’s amended and restated articles of incorporation eliminate the liability of its directors to the Registrant or its shareholders for monetary damages for any action taken, or any failure to take action, as a director to the extent permitted under the Georgia Code. The Registrant’s directors remain liable, however, for:

•	any appropriation, in violation of the director’s or officer’s duties, of any business opportunity;

•	acts or omissions that involve intentional misconduct or a knowing violation of law;

•	unlawful corporate distributions as set forth in section 14-2-832 of the Georgia Code; or

•	any transactions from which the director derived an improper personal benefit.

If the Georgia Code is amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of the Registrant’s directors will be eliminated or limited to the fullest extent permitted by the Georgia Code, as amended, without further action by the Registrant’s shareholders. These provisions in the Registrant’s amended and restated articles of incorporation may limit the remedies available to a shareholder in the event of breaches of any director’s duties.

The Registrant’s amended and restated bylaws require it to indemnify and hold harmless any director or officer who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative, or investigative, including any action or suit by or in the right of the Registrant, because the person is or was a director or officer of the Registrant against liability incurred in such proceeding. The Registrant’s amended and restated bylaws generally prohibit it from indemnifying any officer or director who is adjudged liable to the Registrant or is subjected to injunctive relief in favor of the Registrant for:

•	any appropriation, in violation of the director’s or officer’s duties, of any business opportunity;

•	acts or omissions that involve intentional misconduct or a knowing violation of law;

•	unlawful corporate distributions as set forth in section 14-2-832 of the Georgia Code; or

•	any transactions from which the director derived an improper personal benefit.

The Registrant’s amended and restated bylaws require the Registrant, under certain circumstances, to advance expenses to its officers and directors who are parties to an action, suit, or proceeding for which indemnification may be sought. The Registrant’s amended and restated bylaws permit, but do not require, the Registrant to indemnify and advance expenses to its employees or agents who are not officers or directors to the same extent and subject to the same conditions that a corporation could, without shareholder approval under Section 14-2-856 of the Georgia Code. The Registrant’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

Item 7.	Exemption From Registration Claimed

Not Applicable.

Item 8.	Exhibits

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated in this item by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on November 30, 2015.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:	/s/ Michael P. Oates
Name:	Michael P. Oates
Title:	Corporate Executive Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

*	President, Chief Executive Officer and Director	November 30, 2015
Gary A. Norcross	(Principal Executive Officer)

Corporate Executive Vice President
*	and Chief Financial Officer	November 30, 2015
James W. Woodall	(Principal Financial Officer)

*	Chief Accounting Officer	November 30, 2015
Michael Nussbaum	(Principal Accounting Officer)

*	Executive Chairman of the Board	November 30, 2015
Frank R. Martire

*	Vice Chairman of the Board	November 30, 2015
William P. Foley, II	and Director

*	Director	November 30, 2015
Ellen R. Alemany

*	Director	November 30, 2015
Thomas M. Hagerty

*	Director	November 30, 2015
Keith W. Hughes

*	Director	November 30, 2015
David K. Hunt

*	Director	November 30, 2015
Stephan A. James

*	Director	November 30, 2015
Richard N. Massey

*	Director	November 30, 2015
Leslie M. Muma

*	Director	November 30, 2015
James B. Stallings, Jr.

*	The undersigned, by signing his name hereto, signs and executes this Registration Statement on behalf of each of the above named persons specified by an asterisk (*), pursuant to a Power of Attorney executed by such persons and previously filed with the Securities and Exchange Commission in the Registrant’s Registration Statement on Form S-4 (registration number 333-206832) filed on September 8, 2015.

By:	/s/ Michael P. Oates
Michael P. Oates
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1	Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to Current Report on Form 8-K filed on February 6, 2006)

4.2	Amendment to Articles of Incorporation (incorporated herein by reference to Exhibit 3.2 to Annual Report on Form 10-K for the year ended December 31, 2012, filed on February 26, 2013)

4.3	Amendment to Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed on August 7, 2014)

4.4	Third Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.1 to Current Report on Form 8-K, filed on August 13, 2013)

4.5	Form of certificate representing Fidelity National Information Services, Inc. Common Stock (incorporated herein by reference to Exhibit 4.3 to Registration Statement on Form S-3 filed on February 6, 2006)

4.6	SunGard 2005 Management Incentive Plan

5.1	Opinion of Counsel, as to the validity of the shares of Common Stock*

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.3	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney*

*	Previously filed as an exhibit to the Registrant’s Registration Statement on Form S-4 to which this is Post-Effective Amendment No. 1 on Form S-8.